Golden Phoenix Completes Note Settlement With Win-Eldrich for 2% Ashdown Royalty, 3 Million Shares WEX Stock, 1.25 Million Shares of American Mining Corporation; Board Seat on WEX

SPARKS, NV, AUGUST 18, 2011 – Golden Phoenix Minerals, Inc. (the ÒCompanyÓ) (OTC Bulletin Board: GPXM) is pleased to announce that on August 14, 2011, it entered into a definitive Termination, Settlement and Release Agreement with Win-Eldrich Gold, Inc. (ÒWEGÓ) and Win-Eldrich Mines Limited, parent company of WEG (ÒWEXÓ) to settle an outstanding $4.2 million Promissory Note (the ÒNoteÓ) owed to Golden Phoenix in exchange for a 2% net smelter return royalty (ÒNSRÓ) on the Ashdown Project, 3 million shares of WEX common stock, 1.25 million shares of American Mining Corporation (OTCQB: AMCM) and the right to appoint one individual to the WEX Board of Directors.

ÒThe completion of this Definitive Agreement establishes a solid foundation to advance our business model with both Win-Eldrich and American Mining Corporation,Ó stated Tom Klein, CEO of Golden Phoenix. ÒAmerican Mining is uniquely positioned to provide production support for gold and silver with its milling facilities in Nevada. Its interest in the 16 to 1 mill site near our Vanderbilt and Coyote Fault properties at Mineral Ridge creates the potential for rapid advancement of these projects from exploration to development to production.Ó

The Note being settled is that certain Series A Limited Recourse Secured Promissory Note, made by WEG in favor of Golden Phoenix, dated April 15, 2010, in the aggregate principal amount of $4,231,925.19, plus interest, issued to Golden Phoenix in exchange for its interest in the Ashdown Project. Under the terms of the Definitive Agreement, Golden Phoenix will forgive, release and forever discharge any and all obligations and liabilities of WEG under the Note and deliver the original Note to WEG for cancellation in consideration for the following terms and conditions:

•
2% perpetual NSR on Ashdown Project/property in favor of Golden Phoenix, with 1% available to be purchased for $1,000,000 and the remaining 1% NSR available at a purchase price of no more than $2,000,000.

•	WEX shall issue 3,000,000 shares of its common stock to Golden Phoenix, upon closing of the Definitive Agreement.
•
WEG shall transfer to Golden Phoenix all of its right, title and interest to 1,250,000 shares of American Mining Corporation common stock currently held in WEG’s name at a deemed valuation of $0.25 per share.  Such American Mining shares shall be held in trust for the benefit of Golden Phoenix, until such time as any applicable holding periods under U.S. securities laws have been duly satisfied.

•	WEX shall grant and issue Golden Phoenix an irrevocable right to designate and appoint one (1) individual to serve on the Board of Directors of WEX.
•	WEG shall forever release Golden Phoenix from any and all liabilities related to the Tetra and DRC matters, previously agreed to be shared.

Gary MacDonald, CEO of American Mining Corporation comments: "We are pleased to see our mutual efforts progress and look forward to our continuing growth with Golden Phoenix, whose royalty mining business model, coupled with our continued developments of the Ashdown Project and the 16 to 1 mill site at Silver Peak, Nevada, brings us closer to implementing our business model as a precious metals producer."

Golden Phoenix Minerals, Inc. • 1675 East Prater Way #102 • Sparks, NV 89434 T: (775) 853-4919 • www.GoldenPhoenix.us

Perry Muller, President of both WEG and WEX, comments on the transaction: "We look forward to building on the synergistic developments that are unfolding between Win-Eldrich, Golden Phoenix and American Mining as each company leverages its unique business model against rising prices for precious and base metals.Ó

The definitive agreement is subject to certain closing conditions, namely, necessary regulatory approvals, including TSXV approval, and is anticipated to close no later than October 31, 2011.  In the event the closing does not timely occur, the Note will continue in effect under its original terms.  Further disclosure can be found in the Company’s Form 8-K filed with the SEC as of the date of this press release.

Please visit the Golden Phoenix website at: www.goldenphoenix.us.

About Golden Phoenix:  Golden Phoenix Minerals, Inc. is a Nevada-based mining company whose focus is Royalty Mining in the Americas. Golden Phoenix is committed to delivering shareholder value by identifying, acquiring, developing and joint venturing gold, silver and strategic metal deposits throughout North, South and Central America. Golden Phoenix owns, has an interest in, or has entered into agreements with respect to mineral properties located in the United States, Canada, Panama and Peru including its 30% interest in the Mineral Ridge gold project near Silver Peak, Nevada.

About American Mining Corporation: American Mining Corporation is a "production based" mineral exploration and mine development company that explores, acquires, and develops advanced stage properties. American Mining Corporation operates from an advanced business model, which it has developed for the purposes of diversifying the financial risks commonly associated with exploration and mining. Revenue from its own milling and refining operations are utilized to acquire and advance additional projects.

About Win-Eldrich:  Win-Eldrich Mines Limited trades on the TSX.V and is a junior mining development company.  It currently has a historic gold property known as the Ashdown Mine that is fully permitted and producing molybdenum near Denio, Nevada.

Forward Looking Statements:  Information contained herein regarding optimism related to the business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While Golden Phoenix believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under Òrisk factorsÓ and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

For More Information Contact:
Robert Ian, Director of Corporate Communications
(702) 983-0469
investor@goldenphoenix.us

Golden Phoenix Minerals, Inc. • 1675 East Prater Way #102 • Sparks, NV 89434 T: (775) 853-4919 • www.GoldenPhoenix.us